Exhibit 99.1

Oceaneering Announces Revolving Credit Agreement Amendment to $300 Million

January 22, 2007 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) announced that it has amended its $250 million revolving credit agreement. The amendment increases the amount to $300 million and extends the maturity date to January 2012. The banks participating in the amended credit agreement are Wells Fargo Bank, N.A. (Wells Fargo); DnB NOR Bank ASA (DnB); HSBC Bank USA, National Association (HSBC); JP Morgan Chase Bank, N.A. (Chase); The Bank of Tokyo-Mitsubishi UFJ, Ltd. (BoTM); Comerica Bank; Amegy Bank, National Association; and Citibank, N.A. The amount available under the credit agreement can be increased to $450 million at any time upon the agreement of Oceaneering and existing or additional lenders.

The new facility will be available for general corporate purposes. Wells Fargo was Administrative Agent and Lead Arranger; DnB acted as Syndication Agent; and HSBC, Chase, and BoTM as Co-Documentation Agents. The amended credit agreement contains similar restrictive maintenance covenants as Oceaneering’s existing indebtedness relative to the level of debt to total capitalization and interest coverage.

Robert P. Mingoia, Vice President and Treasurer, stated, “We are extremely pleased that our international group of banks has shown their confidence in our future business prospects. The new arrangement provides us medium-term capital at a reduced cost and, coupled with our anticipated strong cash flow, provides us with continued financial flexibility to fund future growth.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statement concerning Oceaneering’s purposes for the new facility and its strong cash flow and financial flexibility. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumption. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are: industry conditions, prices of crude oil and natural gas, Oceaneering’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are fully described in Oceaneering’s periodic filings with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com; E-Mail investorrelations@oceaneering.com.

PR 973